Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-204896, 333-96755, 333-63094, 333-21305, 333-21303, 333-21299, 333-182429, 333-126316, 333-126313, 333-126311 and 333-135217) of Hibbett Sports, Inc. of our report dated March 28, 2016, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of January 30, 2016 and January 31, 2015, and the related consolidated statements of operations, stockholders' investment, and cash flows for each of the years in the three-year period ended January 30, 2016 and (ii) the effectiveness of internal control over financial reporting as of January 30, 2016, which report appears in the January 30, 2016, Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
March 28, 2016

End of Exhibit 23.1

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